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                                  EXHIBIT 10.2


                      NONCOMPETITION, CONFIDENTIALITY, AND
                           NONDISPARAGEMENT AGREEMENT


         This NONCOMPETITION, CONFIDENTIALITY, AND NONDISPARAGEMENT AGREEMENT (the "Agreement"), made as of August 27, 1998, is by and between SCB Computer Technology, Inc., a Tennessee corporation (the "Company"), and Steve N. White ("White").

         WHEREAS, White has been employed by the Company in varying capacities, including as an executive officer, since 1979, has intimate knowledge of the Company's policies, processes, plans, models, trade secrets, customers, and employees, and has the potential to compete with the Company, if he chose to do so, in a manner that could adversely affect the Company's competitive position;

         WHEREAS, simultaneously herewith, White has voluntarily resigned, subject to this Agreement becoming effective and White receiving payment hereunder in good funds, from all positions with the Company and its subsidiaries; and

         WHEREAS, White and the Company desire to enter into an agreement to provide for certain payments to White in consideration for the execution of this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. In consideration for White's obligations under this Agreement, the Company will pay to White, in the form of a Company check payable to the order of White, the amount of $980,000, subject to applicable state and federal tax withholding, on the "Effective Date" (if any) as defined in the Mutual Release between the Company and White dated August 27, 1998.

         2. White agrees that for a period of five years following the date hereof, he will not, directly or indirectly, within the territorial limits of the United States of America, without the prior written consent of the Company, which consent may be withheld in the Company's sole discretion:

                  (a) own or have a proprietary or equity interest in, be employed by, or serve as a consultant or advisor to, or in any other capacity for, any business or firm, that is engaged in the information technology services business; provided, however, that beneficial ownership by White of less than 1% of the outstanding capital stock of a publicly-held corporation will not violate this provision. For purposes of this Agreement, the "information technology services business" shall include, without limitation: (i) advising persons on the acquisition and strategic utilization of information technology systems, planning and designing new information technology systems, and


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redesigning existing information technology systems; (ii) providing network design and management, systems support and maintenance, programming and application software development, computer code review, data center management, and information technology outsourcing services; (iii) recruiting or training persons with information technology skills; and (iv) leasing information technology systems and equipment, including computer hardware and software.

                  (b) recruit or hire or solicit for business any person who, during the twelve month period preceding the date of recruitment or hiring or solicitation, was an employee, customer, or client of the Company or any of its affiliates.

         3. White will not, without the prior written consent of the Company, disclose to any person, directly or indirectly, any confidential information obtained by him while in the employ of the Company or any of its affiliates with respect to any of the Company's or any of its affiliates' services, products, processes, customers, employees, marketing methods, systems, procedures, plans, proposals, or policies, except as may be required by applicable law or legal process.

         4. Except as may be necessary to comply with the Company's disclosure obligations, and then only to the extent such information is accurate, each party agrees that neither party will say, write, or communicate in any manner to any person or entity any information derogatory, defamatory, or disparaging about the other party (including, in the case of information regarding the Company, any of its directors, officers, or other affiliates or its other employees), regardless of the truth or falsity of such information.

         5. White agrees to cooperate with the Company and its affiliates for a period of two years following the date hereof and to be available during such period to answer any questions or furnish any information regarding matters that White handled or of which he has knowledge; provided, that such cooperation does not unreasonably interfere with White's ability to seek or hold new employment.

         6. The Company will continue to indemnify and hold harmless White for acts or omissions of White prior to the date hereof to the full extent required or permitted under Tennessee law and the Company's charter and bylaws.

         7. The Company and White acknowledge and agree that the restrictions contained in Sections 2, 3, and 4 of this Agreement are reasonable and necessary to protect the legitimate interests of the Company, that the violation of these covenants will result in irreparable injury to the Company, that money damages for any such violation or threatened violation would be inadequate, and that in the event of any such breach or violation, the Company, in addition to any other remedies or damages available to it, will be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages.



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         8. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then both parties shall be relieved of all obligations arising under such provision, but only to the extent such provision is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if such is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. The foregoing notwithstanding, if the remainder of this Agreement shall not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

         9. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns.

         10. This Agreement may be executed in counterparts, all of which taken together will constitute but a single document.

         11. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee, without giving effect to the choice of law principles thereof.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective on the Effective Date referenced in Section 1 hereof.

                                       SCB COMPUTER TECHNOLOGY, INC.


                                       By: /s/ Ben C. Bryant
                                           -------------------------------------
                                       Title:        President
                                              ----------------------------------


                                              /s/ Steve N. White
                                       -----------------------------------------
                                       Steve N. White





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